As filed with the Securities and Exchange Commission on October 12, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKARI THERAPEUTICS, PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	98-1034922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 Boston Wharf Road FL 7

Boston, MA 02210

Telephone (929) 274-7510

(Address of principal executive offices)

Akari Therapeutics, Plc 2023 Equity Incentive Plan

(Full title of the Plan)

Celsus Therapeutics, Inc.

22 Boston Wharf Road FL 7

Boston, MA 02210

(929) 274-7510

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Gary Emmanuel, Esq.

Win Rutherfurd, Esq.

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Tel: (212) 801-9337

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Items 1 and 2 of Part I of this registration statement on Form S-8 (the “Registration Statement”) have been omitted from the Registration Statement and have been or will be sent or given to participants in the plan as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the Explanatory Note to Part I of Form S-8 and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows Akari Therapeutics, Plc (the “Company”, “we” or “our”) to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•	our Annual Report on Form 20-F filed with the SEC on May 1, 2023;
•	our Reports of Foreign Issuer on Form 6-K filed on February 13, 2023, February 15, 2023 (filed 8:05 am ET), February 15, 2023 (4:30 pm ET), February 21, 2023, March 28, 2023, March 29, 2023, March 31, 2023, April 25, 2023, May 1, 2023, May 22, 2023, June 6, 2023, June 30, 2023, July 5, 2023, July 6, 2023, July 7, 2023, July 11, 2023, July 13, 2023, July 19, 2023, July 25, 2023, July 27, 2023, August 2, 2023, August 15, 2023, August 18, 2023, September 5, 2023, September 21, 2023 and September 29, 2023 (in each case, to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and
•	the description of our Ordinary Shares contained in Exhibit 2.2 to our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on May 1, 2023, and any amendment or report filed for the purpose of further updating that description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities have been offered and sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents (other than information that is furnished in such documents but deemed by the rules of the SEC not to have been filed). Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

To the extent permitted by the U.K. Companies Act of 2006, our directors and officers are entitled pursuant to our Articles of Association, as amended, to be indemnified against any liability they incur by reason of their directorship or service as an officer of the Company. In addition to such indemnification, we provide our directors and executive officers with directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Exhibit Description

4.1	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012)

4.2

Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013)

4.3	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012)

4.4	Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015)

4.5	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015)

4.6	Form of Amendment No. 3 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on August 17, 2023)

4.7	Form of American Depositary Receipt; the Form is Exhibit A of the Form of Amendment No. 3 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on August 17, 2023)

4.8	Akari Therapeutics, Plc 2023 Equity Incentive Plan

5.1	Opinion of Greenberg Traurig, LLP (U.K.), as to the legality of the securities being registered

23.1	Consent of Greenberg Traurig, LLP (U.K.) (included in Exhibit 5.1)

23.2	Consent of BDO USA, P.C., independent registered public accounting firm for the Registrant

24.1	Power of Attorney (included on signature page)

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on October 12, 2023.

AKARI THERAPEUTICS, PLC

By:	/s/ Rachelle Jacques
Rachelle Jacques
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer of AKARI THERAPEUTICS, PLC whose signature appears below hereby constitutes and appoints Rachelle Jacques his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Rachelle Jacques	President, Chief Executive Officer and Director	October 12, 2023
Rachelle Jacques	(principal executive officer)

/s/ Wendy DiCicco	Interim Chief Financial Officer	October 12, 2023
Wendy DiCicco	(principal financial officer and principal accounting officer)

/s/ Dr. Ray Prudo	Chairman	October 12, 2023
Dr. Ray Prudo

/s/ Donald Williams	Director	October 12, 2023
Donald Williams

/s/ Michael Grissinger	Director	October 12, 2023
Michael Grissinger

/s/ Wa’el Hashad	Director	October 12, 2023
Wa’el Hashad

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Akari Therapeutics, Plc has signed this registration statement on October 12, 2023.

Celsus Therapeutics, Inc.

By:	/s/ Rachelle Jacques
Name: Rachelle Jacques
Title: Authorized Representative